UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2017 (August 17, 2017)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street

Suite 3000

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On August 17, 2017, SN Cotulla Assets, LLC (“SNC”), a wholly-owned subsidiary of Sanchez Energy Corporation (the “Company”), entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”) with Vitruvian Exploration IV, LLC (“Purchaser”) to sell certain oil and gas interests and associated assets located in LaSalle County and Webb County, Texas (the “Assets”) for total consideration of approximately $105 million in cash, subject to normal and customary closing adjustments (the “Transaction”).  The effective time of the Transaction is August 1, 2017, at 12:01 a.m. local time where the Assets are located.

The Purchase Agreement contains customary representations and warranties by the parties, and the parties have agreed to customary indemnities relating to breaches of representations, warranties and covenants and the payment of assumed and excluded obligations.

The consummation of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of customary closing conditions, including, among other things, the performance by the parties, in all material respects, of their respective covenants and agreements as set forth in the Purchase Agreement and the accuracy, in all material respects, of their respective representations and warranties as set forth in the Purchase Agreement.  The transactions contemplated by the Purchase Agreement are expected to close in the third quarter of 2017, subject to satisfaction of the closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: August 23, 2017	By:	/s/ Howard J. Thill
Howard J. Thill
Executive Vice President and Chief Financial Officer